Exhibit 99.1
PRESS RELEASE
LCA-Vision Announces a Management and Board Change
Cincinnati, March 27, 2007 — LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, today announced that Craig Joffe has resigned from the Board of Directors effective as of March 22, 2007. In addition, Mr. Joffe has resigned as Chief Operating Officer and General Counsel effective as of March 30, 2007. Mr. Joffe joined the company in March 2003, and was a key member of the executive management team that helped grow the company’s revenues from $62 million in 2002 to over $256 million in 2006. Also during this time, the company developed an expansion infrastructure allowing it to successfully open approximately 35 LasikPlus vision centers. Mr. Joffe, who in addition to his executive leadership role in both operational and legal capacities, also served as Interim Chief Executive Officer from March 1, 2006 through November 1, 2006, helping build the company’s operational, human resources, and risk management infrastructures, as the executive management team continued to grow awareness of the LasikPlus brand across the United States.
Tony Woods, LCA-Vision’s Chairman said “Craig has been a key member of LCA-Vision’s executive management team, and on behalf of the board of directors and management team, I thank him for his hard work in helping further establish LCA-Vision/LasikPlus as a recognized name and highly-regarded industry leader. Through his keen intellect and energy, Craig helped shape the strategies that have led to the success of our company over the past several years. While we are sad to see Craig leave LCA-Vision, we are fortunate to have a capable and seasoned management team now led by Steve Straus, and world- renowned surgeons and healthcare professionals with strong operational and industry experience who will continue to execute our business strategies.”
Forward-Looking Statements
This news release may contain forward-looking statements that are subject to risks and uncertainties that may result in actual results to differ materially from current expectations. For a discussion of risks and uncertainties faced, please refer to our filings with the Securities and Exchange Commission including, but not limited to, our Forms 10-K and 10-Q.
About LCA-Vision Inc./LasikPlus
LCA-Vision Inc. is a leading provider of laser vision correction services under the LasikPlus brand. We own and operate 61 LasikPlus fixed-site laser vision correction centers in the United States and a joint venture in Canada. Additional information is available at our corporate websites: www.lca-vision.com and www.lasikplus.com. It’s Not Just LASIK. It’s LasikPlus!
For Additional Information
Alan Buckey
Chief Financial Officer
513-792-9292
abuckey@lca.com